Enova Systems, Inc.
(“Enova” or the “Company”)

Trading Update

TORRANCE, CA, October 12, 2011 –

Enova Systems, Inc. (NYSE AMEX: ENA and AIM: ENV and ENVS), a leading developer of proprietary hybrid electric and all-electric drive systems and drive system components for the emerging green commercial vehicle market, announces that revenue for the third and fourth quarters of 2011 is expected to be materially below that experienced in the first half of the current calendar year. Q3 results are expected to be released in mid November.

This is due to reduced demand from its two largest customers as a result of further economic uncertainty. Despite this development, positive feedback from customers continues to indicate to Enova that the market will improve in the longer term. In the meantime, Enova is exploring options to reduce the necessary levels of customers’ capital expenditure relating to new orders, thereby removing a major purchasing obstacle.

Enova’s business strategy is focused on commercial fleets that have predictable drive routes, return to a company depot nightly, and are managed by expert logistics personnel. Enova believes it is well positioned with the industry’s leading OEMs and continues working on initiatives for market penetration.

In addition to ongoing supply to existing customers, Enova is in advanced discussions with a number of parties, both in Asia and the UK, and is hopeful that these will lead to additional customer orders in the future.

For further information:

Enova Systems, Inc Mike Staran, President and Chief Executive Officer John Micek, Chief Financial Officer	+1 310 527 2800
Daniel Stewart Oliver Rigby	+44 (0)20 7776 6550
Threadneedle Communications	+44 (0)20 7653 9850

Josh Royston
Graham Herring
Hilary Millar

About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

Additional Information:
This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2010 and most recent Form 10-Q for the fiscal quarter ended June 30, 2011.

ENOVA SYSTEMS, Inc.
1560 West 190th Street
Torrance, CA 90501